PROJECT MANAGEMENT AGREEMENT
between
CHALMETTE REFINING, L.L.C.,
a Delaware limited liability company
and
PBFX OPERATING COMPANY LLC,
a Delaware limited liability company

Dated as of February 15, 2017

TABLE OF CONTENTS

Article 1. Definitions and Construction	1
1.1 Definitions	1
1.2 Construction	5

Article 2. Engagement of Manager	6
2.1 Engagement	6
2.2 Manager Personnel and Duties	6
2.3 Compliance with Applicable Laws	6
2.4 Independent Contractor	6

Article 3. Description of Services	6
3.1 Description of Services	6
3.2 Disclaimers by Manager	8

Article 4. Payments to Manager	9
4.1 Reimbursement	9
4.2 Invoices	9
4.3 Timing of Payments; Late Charges	9
4.4 Invoice Disputes	9
4.5 Examination of Books and Records	9
4.6 Payment of Other Amounts	10
4.7 Budget Damage Payment	10

Article 5. Insurance	10
5.1 Manager’s Required Insurance	10
5.2 Owner’s Required Insurance	11
5.3 No Subrogation	11
5.4 Certificates	12
5.5 Primary Insurance	12

Article 6. Sharing of Risks	12
6.1 Manager’s Indemnity	12
6.2 Owner’s Indemnity	12
6.3 Owner’s Risk of Loss	12
6.4 WAIVER OF CONSEQUENTIAL DAMAGES	12
6.5 AGGREGATE LIMIT	13
6.6 Survival	13

Article 7. Force Majeure	13
7.1 Force Majeure	13

Article 8. Assignments	13
8.1 Assignment by Manager	14
8.2 Assignment by Owner	14
8.3 Terms of Assignment	14

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Article 9. Term and Termination	14
9.1 Term	14
9.2 Termination by Owner	14
9.3 Termination by Manager	14
9.4 Amounts Payable	14

Article 10. Notices	15
10.1 Addresses for Notice	15
10.2 Effectiveness	16
10.3 Changes	16

Article 11. Other Provisions	16
11.1 Governing Law	16
11.2 EXCLUSIVENESS OF REMEDIES	16
11.3 Arbitration	16
11.4 Counterparts	17
11.5 Binding on Successors	17
11.7 Modification; Waiver	17
11.8 No Partnership	17
11.9 Severability	18
11.10 No Third Party Beneficiaries	18
11.11 Time is of the Essence	18
11.12 Further Assurances	18
11.13 Survival	18
11.14 WAIVER OF JURY TRIAL	18

LIST OF EXHIBITS
EXHIBIT A - BASIC DESIGN PACKAGE
EXHIBIT B - PROJECT SCHEDULE
EXHIBIT C - TANK

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PROJECT MANAGEMENT AGREEMENT
THIS PROJECT MANAGEMENT AGREEMENT (this “Agreement”), dated as of February 15, 2017, is between CHALMETTE REFINING, L.L.C., a Delaware limited liability company (“Manager”), and PBFX OPERATING COMPANY LLC, a Delaware limited liability company (“Owner”). Manager and Owner are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
Recitals:
A.    Owner desires to engage Manager to provide construction management services related to the design and engineering of, procurement for, and construction and/or modification of a crude oil storage tank, related pipelines, and other related construction (the “Project”) on a site leased by Owner from Manager at Manager’s refinery near Chalmette, Louisiana under the provisions of this Agreement.
B.    Manager desires to undertake and perform such services under the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:
Article 1.
Definitions and Construction
1.1    Definitions. The following terms when used in this Agreement have the meanings given to them below:
“Affiliate” means, with respect to a specified Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term “control” includes (a) with respect to any Person having voting securities or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (b) ownership of 50% or more of the equity or equivalent interest in any Person, and (c) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, PBF Logistics LP and its subsidiaries (including Owner), on the one hand, and PBF Energy Inc. and its subsidiaries (including Manager, but excluding PBF Logistics LP and its subsidiaries), on the other hand, will not be considered Affiliates of each other.
“Agreement” is defined in the Preamble.
“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

“Arbitrable Dispute” means any and all disputes, controversies and other matters in question between Owner, on the one hand, and Manager, on the other hand, arising under or in connection with this Agreement.
“Barrel” means a volume equal to 42 U.S. gallons of 231 cubic inches each, at 60 degrees Fahrenheit under one atmosphere of pressure.
“Basic Design Package” means the diagrams, drawings, design data, equipment lists, major equipment specifications, engineering standards, and other documents, information, and materials prepared by Wink Engineering, LLC for Manager as part of the preparation of the Engineering Work, as more fully identified in Exhibit A.
“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City, New Jersey, and Louisiana are open for the general transaction of business.
“Change Order” means a change to the scope of the Work that occurs after the date hereof under the Construction Contract or under an agreement with a Vendor.
“Commercial Operation Date” means the first date on which the Tank (i) has been commissioned, (ii) meets all applicable construction tests, (iii) has received all permits required by Applicable Law, and (iv) is capable of receiving and redelivering Product in quantities specified in Exhibit A.
“Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information.
“Construction Contract” means the EPC contract entered into by the Manager and the General Contractor, as amended from time to time, for the final design and engineering of, procurement for, and construction of the Project by the General Contractor.
“EPC” means engineering, procurement, and construction.
“Facilities” means the Tank, the Pipelines and any other facilities included in the Project.
“Final Completion” means the final completion of the Work by the General Contractor and all Vendors for the Project, including the initial start-up of the Project and completion of any required performance tests.

“Force Majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of a public enemy, wars, terrorism, blockades, insurrections, riots, storms, floods, interruptions in the ability to have safe passage in navigable waterways or rail lines, washouts, other interruptions caused by acts of nature or the environment, arrests, the order of any court or Governmental Authority claiming or having jurisdiction while the same is in force and effect, civil disturbances, explosions, fires, leaks, releases, breakage, accident to machinery, vessels, storage tanks or lines of pipe or rail lines, inability to obtain or unavoidable delay in obtaining material or equipment, inability to obtain supplies or materials necessary for construction or testing of the Facilities because of a failure of third-party suppliers, or any other causes whether of the kind herein enumerated or otherwise not reasonably within the control of the Party claiming suspension and which by the exercise of commercially reasonable efforts such Party is unable to prevent or overcome; provided, however, a Party’s inability to perform its economic obligations hereunder will not constitute an event of Force Majeure.
“General Contractor” means the general contractor selected by the Manager, with the assistance of Manager, as provided herein, to perform the final design and engineering of, procurement for, and construction of the Project.
“Governmental Approval” means any authorization, consent, approval, license, ruling, permit, tariff, rate, certificate, exemption, filing or registration by or with any Governmental Authority, relating to the development, construction, operation or maintenance of the Facilities.
“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
“Lease” means the Ground Lease dated as of February 15, 2017, between Manager and Owner, as amended, modified or supplemented from time to time.
“Manager Parties” means Manager, its Affiliates, and its and their members, managers, officers, directors, employees, agents, and representatives.
“Manager Party” means any of the Manager Parties.
“Omnibus Agreement” means that Fourth Amended and Restated Omnibus Agreement, dated as of August 31, 2016, by and among PBF Holding Company LLC, PBF Energy Company LLC, PBF Logistics GP LLC, and PBF Logistics LP, as amended and restated as of the date thereof and as further amended or amended and restated from time to time.
“Owner Parties” means Owner, and its and their Affiliates, members, shareholders, managers, officers, directors, employees, agents, representatives, contractors, and subcontractors.
“Owner Party” means any of the Owner Parties.
“Party” and “Parties” are defined in the Preamble.

“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.
“Pipeline” or “Pipelines” means those pipelines that connect the receiving and delivery flanges of the Tank with the Refinery’s dock or the Refinery.
“Prime Rate” means the prime rate as published in The Wall Street Journal on the original due date for any outstanding amount hereunder. If the due date should fall on a date on which the prime rate is not published in The Wall Street Journal, then the prime rate will be determined as of the next day on which such prime rate is published therein.
“Product” means crude oil and feedstocks.
“Project” is defined in the Recitals.
“Project Budget” means the budget approved by Owner setting out the estimated costs and expenses of performing the Work and completing the Project, as such budget may be revised from time to time for Change Orders or under other terms of the Construction Contract.
“Project Costs” means all of the actual costs and expenses paid to third parties to perform the Work and complete the design, construction, procurement, and construction of the Project prior to the Commercial Operation Date but excluding any amounts paid by Owner (i) as bonus payments to such third parties, (ii) as damages for Owner’s failure to perform under agreements with such third parties, or (iii) in respect of damages for personal injury or property damage, whether or not insured.
“Project Schedule” means the schedule approved by Owner for the timing of the performance of the various phases of the Work providing for mechanical completion of the Project by the Target Date, an initial copy of which is attached Exhibit B, and as such schedule may be revised from time to time by Owner.
“Refinery” means the refining facility located in and near Chalmette, Louisiana, owned and operated by Manager.
“Services” has the meaning assigned to such term in Section 3.1.
“Subcontractor” means any third party supplying services for any part of the Work pursuant to a contract with the General Contractor.
“Tank” means the tank to be constructed and owned by Owner for the storage of Product and more particularly described on Exhibit C.
“Target Date” means November 1, 2017, as such date may be adjusted from time to time pursuant to Change Orders and the other provisions of the Construction Contract or by mutual agreement of the Parties.
“Target Project Cost” means $29,100,000.

“Total Project Costs” means the sum, without duplication, of (i) the Engineering Cost and (ii) all Project Costs. For the avoidance of doubt, Total Project Costs will include the costs incurred by Manager prior to the date hereof, as set forthin Section 4.6.
“Vendor” means any third party supplying any equipment or materials to Owner with or without the services of supervision of installation at the Site, but without installation labor at the Site.
“Work” means all of the activities and services required to be performed by the General Contractor and Vendors to complete the final design and engineering of, procurement for, and construction and installation of the Project, as generally defined in Exhibit A and as more specifically defined in the Basic Design Package.
“Working Day” means any day other than a Saturday, Sunday, or day when federally chartered banks are closed in New Orleans, Louisiana.
1.2    Construction.
(a)Unless otherwise specified, all references herein are to the Sections and Exhibits of this Agreement.
(b)All headings herein are intended solely for convenience of reference and will not affect the meaning or interpretation of the provisions of this Agreement.
(c)Unless expressly provided otherwise, the word “including” as used herein does not limit the preceding words or terms and will be read to be followed by the words “without limitation” or words having similar meaning.
(d)Unless expressly provided otherwise, all references to days, weeks, months and quarters mean calendar days, weeks, months and quarters, respectively.
(e)Unless expressly provided otherwise, references herein to “consent” mean the prior written consent of the Party at issue.
(f)A reference to any Party to this Agreement or another agreement or document includes the Party’s permitted successors and assigns.
(g)Unless the contrary clearly appears from the context, for purposes of this Agreement, the singular number includes the plural number and vice versa; and each gender includes the other gender.
(h)Except where specifically stated otherwise, any reference to any Applicable Law or agreement refers to the same as amended, supplemented or reenacted from time to time.
(i)The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

Article 2.
Engagement of Manager
2.1    Engagement. Subject to the terms of this Agreement, Owner hereby engages Manager as an independent contractor for the performance of the Services as provided herein. Manager hereby accepts such engagement on the terms of this Agreement.
2.2    Manager Personnel and Duties. Manager shall provide sufficient administrative and technical personnel to perform the Services in a timely and good and workmanlike manner. In making decisions and giving advice in connection with the performance of the Services, Manager shall act in a commercially reasonable manner, consistent with the best interests of Owner.
2.3    Compliance with Applicable Laws. Manager shall comply in all material respects with all rules and regulations and with all Applicable Laws in the performance of the Services.
2.4    Independent Contractor. Manager will be an independent contractor with respect to the performance of the Services. Manager and its employees will not be deemed to be agents, representatives, employees, or servants of Owner in the performance of the Services hereunder, or any part thereof.
Article 3.
Description of Services
3.1    Description of Services. Subject to Section 3.2 and the other terms of this Agreement, Manager shall perform the Services described in this Section 3.1 in connection with the performance of the Work and completion of the Project (collectively, the “Services”).
(a)Project Administrative Services. Manager shall perform the following administrative service in connection with the Project:
(i)consulting services, including collaborating with Owner to establish objectives, requirements, priorities, and constraints of the Project, conferring with Owner on the definition of the scope of the Project, and consulting with Owner on developing Project technical and business strategies;
(ii)general administrative services, including attending and scheduling applicable meetings, participating in teleconferences, preparing memoranda and correspondence, and traveling to and from the Site and Vendor facilities; and
(iii)payment of Project Costs on behalf of Owner.
(b)Project Development Services. Manager shall perform the following development services in connection with the Project:
(i)participating in the evaluation of prospective Vendors and the General Contractor for the Project;

(iv)participating in the evaluation of proprietary Vendor technology to maximize effectiveness of Vendors’ input into the design process;
(v)participating in reviewing resource plans and Project pro forma financial models;
(vi)providing recommendations to Owner regarding selection of the General Contractor, Vendors, and any Subcontractors;
(vii)coordinating interdisciplinary technical reviews to ensure alignment of technical team efforts; and
(viii)facilitating communication among Owner and third party participants involved in Project development activities to ensure issues are identified, communicated, and addressed in a timely manner.
(c)Project Design Services. Manager shall perform the following design services in connection with the Project:
(i)developing and communicating specification requirements to technical specialists;
(ii)reviewing drawings and specifications for the purpose of obtaining bids or prices for portions of the Work and evaluating conformity of the drawings and specifications to Project requirements for mechanical, electrical, civil, and instrument systems;
(iii)conducting construction feasibility reviews of designs for the purposes of reducing costs;
(iv)evaluating design impact on life cycle costs, efficiency, quality, and safety of the Project, including assisting in evaluating design impacts on costs related to field construction costs, assisting in evaluating design impacts on costs related to customization in manufacturing and delivery requirements, assisting in evaluating design impacts on capacity projections, and assisting in evaluating design impacts on predictive maintenance costs; and
(v)evaluating value engineering opportunities aimed at eliminating or modifying items that do not contribute to meeting business needs.
(d)Construction Management Services. Manager shall perform the following construction management services in connection with the Project:
(vi)project controls, including providing periodic review of the General Contractor and any Subcontractor’s or Vendor’s progress against the Project Schedule, evaluating the General Contractor’s and any Subcontractor’s or Vendor’s cost reporting, analysis, and forecasting of performance, providing periodic reports to Owner of Project cost/progress trends, issues and recommendations to correct deviations from the Project

Schedule or Project Budget, providing diligence on the General Contractor’s and the Vendors’ actual progress to reported progress to provide early warning of any potential delays that could impact the Project, providing recommendations to Owner regarding remedial action necessary to resolve schedule and/or cost issues, and provide assistance to Owner in expediting the ordering and delivery of critical materials procured through the General Contractor;
(vii)Change Order management services, including providing assistance to Owner in evaluating proposed Change Orders to ascertain whether the proposed changes in cost and schedule justify making the Change Order, reviewing Change Order requests from the General Contractor, evaluating requested Change Orders against the scope of services, Project Schedule, and cost impacts, and providing Owner recommendations to approve or disapprove the requested Change Order in accordance with the Construction Contract procedure; and
(viii)contract administration services, including providing assistance in review of applications for payment by the General Contractor and any Vendors, providing assistance to Owner in reviewing requests for interpretations of the meaning and intent of drawings and specifications, providing assistance to Owner in the review of claims submitted by the General Contractor and any Vendors.
(e)Field Construction Services. Manager shall conduct periodic observations at the Site to review performance for conformance with specifications and contract terms and submit periodic progress reports to Owner, which shall include a reconciliation of observed progress and conditions to the General Contractor and any Vendor’s progress reports.
(f)Commissioning Services. Manager shall observe factory testing of key components, as applicable, and provide recommendations to Owner, observe field installation inspections at mechanical completion of the Project and provide recommendations to Owner, observe field start-up procedures and testing and provide recommendations to Owner, and participate in final commissioning and performance review to ensure the Project is operating as intended.
3.2    Disclaimers by Manager.
(a)General Contractor Performance. Manager shall not be responsible for (i) the quality, completeness, accuracy, or utility of the schedules, plans, drawings, designs, specifications, samples, or data of the General Contractor, any Subcontractor, any Vendor, or any other party providing material or services to the Project, or the failure of any of such parties to carry out their work in accordance with the contract documents relating thereto, or (ii) the construction means, methods, techniques, sequences, or procedures employed by the General Contractor, any Subcontractor, any Vendor, or any other party for the Project, the failure of any such Person to carry out its work in accordance with the contract documents relating thereto, or any variance between proposed construction schedules prepared or reviewed by Manager and the actual time for completion of the Project by such parties.

(b)EXERCISE OF JUDGMENT. NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT, SO LONG AS THE JUDGMENTS MADE BY MANAGER IN CONNECTION WITH THE PERFORMANCE OF THE SERVICES PROVIDED BY MANAGER UNDER THIS AGREEMENT ARE MADE IN GOOD FAITH AND MANAGER HAS NOT COMMITTED ACTS OF FRAUD, WILLFUL MISCONDUCT, OR A BREACH OF ANY MATERIAL PROVISION OF THIS AGREEMENT, IN NO EVENT WILL MANAGER BE RESPONSIBLE FOR ANY ERRORS IN JUDGMENT BY MANAGER IN CONNECTION WITH THE PERFORMANCE OF THE SERVICES PROVIDED BY MANAGER UNDER THIS AGREEMENT.
(c)NO WARRANTIES. EXCEPT AS PROVIDED HEREIN, MANAGER DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE SERVICES, INCLUDING NO WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
Article 4.
Payments to Manager
4.1    Reimbursement. Subject to Section 4.7, Owner shall reimburse Manager for all Project Costs paid by Manager on Owner’s behalf pursuant to Section 3.1(a)(iii).
4.2    Invoices. On or before the 10th Business Day of each Month, Manager shall prepare an invoice setting forth the Project Costs paid by Manager during the prior Month in performing the Services (but excluding any such costs set forth Section 4.6), together with information reasonably sufficient for Owner to determine the accuracy of the invoice.
4.3    Timing of Payments; Late Charges. Owner shall make all payments due pursuant to this Agreement within 20 Days after its receipt of the applicable invoice. If the amount invoiced is not paid when due, except for any amount that is subject to a good faith dispute pursuant to Section 4.4, interest on any unpaid amount shall accrue at and be paid by the Company on the unpaid balance from the due date to the date of payment at the Prime Rate plus 4%.
4.4    Invoice Disputes. If Owner does not agree with any invoice submitted by Manager pursuant to this Agreement, Owner (i) shall promptly advise Manager of such disagreement and (ii) shall pay to Manager when due all amounts reflected on such invoice that are not in dispute. After resolution of any dispute, the Party found to be owing any amounts to the other Party shall promptly reimburse the other Party for the amount owed plus interest on such amount from the due date therefor or the date of overpayment, as the case may be, to the date of reimbursement at the Prime Rate plus 4%.
4.5    Examination of Books and Records. Each Party shall keep and maintain detailed books and records containing accurate and complete entries in respect of all transactions and matters relating to the subject matter of this Agreement for a period of at least two years from the creation date thereof or such longer period as necessary in order that an audit thereof may be completed and any issues arising from such audit may be resolved. Each Party shall permit the other Party or any of its authorized representatives to examine, audit and make copies of the other Party’s books and records that form the basis for any invoices submitted by Manager to Owner under this Agreement, upon the following terms and conditions: (i) audits will be performed only upon reasonable prior notice, which in no event shall be less than 10 Days, and during normal business hours, so as to cause a minimum of inconvenience to the Party whose books and records are being audited; (ii) audits shall be performed by independent third party auditors retained on terms that require such auditors to maintain the confidentiality of all information of a confidential nature disclosed to them in the course of their audit; (iii) the period of time to be covered by an audit may not extend past the beginning of the Month that is 24 Months prior to the Month in which notice of the undertaking of such audit is given, and an audit must be commenced within 30 Days of the giving of such a notice, failing which a new notice of audit must be given; (iv) the auditing Party shall provide a copy of any audit report to the Party whose books and records have been audited within 30 Days of the date of the auditing Party’s receipt of such report; (v) any claims or discrepancies disclosed in any audit report shall be resolved by the Parties as soon as reasonably practicable following presentation of the audit report to the Party whose books and records have been audited; (vi) neither Party may be audited more than once in connection with this Agreement; (vii) the cost of any audit undertaken pursuant hereto shall be borne by the Party undertaking such audit; provided, however, that if a material error is found in the books and records of a Party, such Party shall bear the costs of the audit; and (viii) the auditing Party shall not have access to any agreements, information or other materials that are not relevant to the investigation or that are subject to a confidentiality or non-disclosure agreement with a third party. Each Party shall have the right to make copies and extracts from such books and records for any proper purpose with the other Party’s prior written consent.
4.6    Payment of Other Amounts. Through January 31, 2017, Manager has incurred $11,807,000 of costs relating to the Project. Within 5 Business Days after the Commercial Operation Date, Owner shall reimburse Manager for such costs.
4.7    Budget Damage Payment. If, upon achieving Final Completion, (a) Total Project Costs for the Project exceed the Target Project Cost, then Manager shall not be entitled to reimbursement from Owner pursuant to Section 4.1 for any amounts in excess of the Target Project Cost and, (b) if Owner has paid or reimbursed Manager for Total Project Costs in excess of the Target Project Costs, then Manager shall pay Owner an amount equal to such excess. The provisions of this Section 5.7 shall be Owner’s sole remedy against Manager as a result of Total Project Costs upon Final Completion exceeding the Target Project Cost.

Article 5.
Insurance
5.1    Manager’s Required Insurance. Manager from the time of commencement of the Work hereunder until Final Completion shall maintain in effect the following types and amounts of insurance with reputable and financially responsible insurance companies:
(a)Worker’s Compensation. Worker’s Compensation Insurance, including occupational disease, in accordance with the laws of the states where the Work is to be performed and Employer’s Liability Insurance in the limits of not less than $1,000,000 per person per occurrence.
(b)General Liability. Comprehensive General Liability Insurance (with an extended broad form liability endorsement), with limits of not less than $1,000,000 applicable to bodily injury, sickness or death and loss of or damage to property in any one occurrence.
(c)Automobile. Automobile Liability Insurance covering owned, non-owned, and hired vehicles used by Manager with limits of not less than $1,000,000 applicable to bodily injury, sickness or death of any one person and $2,000,000 for more than one person in any one occurrence and $1,000,000 for loss of or damage to property in any one occurrence and in the aggregate.
(d)Umbrella. An umbrella liability insurance policy with a minimum single limit of $1,000,000 in excess of Manager’s employer’s liability, commercial general liability and comprehensive automobile liability insurance policies required herein.
5.2    Owner’s Required Insurance. Owner shall purchase and maintain, or shall cause the General Contractor to purchase and maintain, at all times during the performance of the Work until Final Completion the following types and amounts of insurance:
(a)Builder’s Risk. Builder’s Risk insurance upon the entire Work at the Site and those materials and equipment which are not stored at the Site to the full insurable value thereof. Such insurance (i) shall include the interests of Owner, Manager, the General Contractor, and any of the General Contractor’s subcontractors and sub-subcontractors in the Work, (ii) shall include “All Risk” insurance for physical loss or damage including, without duplication of coverage, collapse, theft, vandalism, malicious mischief, flood, earthquake, marine cargo, and materials in transit, and (iii) shall have limits of liability not less than the Target Project Cost.
(b)General Liability. Comprehensive General Liability Insurance (with an extended broad form liability endorsement), with limits of not less than $1,000,000 applicable to bodily injury, sickness or death and loss of or damage to property in any one occurrence.
(c)Automobile. Automobile Liability Insurance covering owned, non-owned, and hired vehicles with limits of not less than $1,000,000 applicable to bodily injury, sickness or death of any one person and $2,000,000 for more than one person in any one occurrence and $1,000,000 for loss of or damage to property in any one occurrence and in the aggregate.
(d)Umbrella. An umbrella liability insurance policy with a minimum single limit of $10,000,000 in excess of Owner’s commercial general liability and comprehensive automobile liability insurance policies required herein.
5.3    No Subrogation. For liabilities and indemnities assumed by Manager under this Agreement, all insurance policies of Manager set forth in Section 6.1 shall waive subrogation rights as to the Owner Parties. Likewise, Owner shall cause its underwriters and insurers, including the underwriters for the policies described in Section 6.2, and the underwriters and insured for policies of the General Contractor, to waive subrogation against the Manager Parties for liabilities and indemnities assumed by Owner under this Agreement.
5.4    Certificates. Manager shall furnish certificates of insurance to Owner evidencing the insurance required hereunder. Each policy shall provide that 30 days’ prior written notice shall be given to Owner in the event of any cancellation or any material change in the policy.
5.5    Primary Insurance. Any coverage provided Owner by Manager’s insurance under this Agreement shall be primary insurance and shall not be considered contributory insurance with any insurance policies of Owner.
Article 6.
Sharing of Risks
6.1    Manager’s Indemnity. Manager shall protect, defend, and indemnify the Owner Parties from and against all claims, demands, losses, and causes of action of every kind and character that arise out of or are related to the performance of the Services and that result in personal injury, death, or loss or damage of property to the proportionate extent caused by the negligence of any Manager Party or a breach of this Agreement by Manager, except to the extent that Owner has assumed the risk of loss of Owner’s and its Affiliates’ property under Section 6.3.
6.2    Owner’s Indemnity. Owner shall protect, defend, and indemnify the Manager Parties from and against all claims, demands, losses, and causes of action of every kind and character that arise out of or are related to the performance of the Services and that result in personal injury, death, or loss or damage of property to the proportionate extent caused by negligence of any Owner Party or a breach of this Agreement by Owner.
6.3    Owner’s Risk of Loss. Anything to the contrary notwithstanding herein, Owner shall assume the risk of loss and liability for loss (including business interruption and other indirect or consequential losses or damages) or damage to (i) real or personal property owned by Owner or its Affiliates and (ii) equipment and materials to be incorporated into the Project. Manager shall not be liable for and is hereby released from, and Owner shall protect, defend, and indemnify the Manager Parties from and against, liability for any loss or damage to property on which Owner has assumed the risk of loss under this clause, EVEN IF SUCH LOSS OR DAMAGE IS CAUSED BY THE SOLE, JOINT, AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY MANAGER PARTY. Any insurance policies carried by Owner (and the General Contractor) on such property shall provide for waiver of underwriter’s right of subrogation against the Manager Parties, and Owner shall not make any claim against or seek to recover from any such Manager Party for any such loss or damage.
6.4    WAIVER OF CONSEQUENTIAL DAMAGES. THE MANAGER PARTIES SHALL HAVE NO LIABILITY TO OWNER FOR ANY CONSEQUENTIAL, INCIDENTAL, OR INDIRECT LOSSES OR DAMAGES, INCLUDING ANY CONSEQUENTIAL DAMAGES FOR DOWNTIME, LOSS OF CAPITAL, LOSS OF PRODUCT, LOSS OF PROFIT, LOSS OF USE, OR NONCOMPLIANCE WITH APPLICABLE LAWS, WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE), WARRANTY, OR STRICT LIABILITY AND EVEN IF

CAUSED BY THE SOLE, JOINT, AND CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF A MANAGER PARTY.
6.5    AGGREGATE LIMIT. ANYTHING HEREIN TO THE CONTRARY NOTWITHSTANDING, MANAGER’S MAXIMUM AGGREGATE LIABILITY TO OWNER WITH RESPECT TO THE SERVICES OR THE PROJECT, OR MANAGER’S PERFORMANCE OR NON-PERFORMANCE UNDER THIS AGREEMENT, WILL NOT EXCEED AN AMOUNT EQUAL TO $10,000, EVEN IF SUCH LIABILITY IS CAUSED BY THE SOLE, JOINT, AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF MANAGER.
6.6    Survival. The provisions of this Article 6 6 will survive and not be affected by termination or cancellation of this Agreement or Final Completion of the Work.
Article 7.
Force Majeure
7.1    Force Majeure.
(a)    In the event that a Party (the “Force Majeure Party”) is rendered unable, wholly or in part, by a Force Majeure event to perform its obligations under this Agreement, then such Party shall within a reasonable time after the occurrence of such event of Force Majeure deliver to the other Party written notice (a “Force Majeure Notice”) including full particulars of the Force Majeure event, and the obligations of the Parties, to the extent they are affected by the Force Majeure event, will be suspended for the duration of any inability so caused. The Force Majeure Party shall identify in such Force Majeure Notice the approximate length of time that it believes in good faith such Force Majeure event shall continue (the “Force Majeure Period”). Customer shall be required to pay any amounts accrued and due under this Agreement at the time of the start of the Force Majeure event. The Force Majeure Party shall remedy the cause of the Force Majeure event so far as possible with all reasonable efforts, except that no Party shall be compelled to resolve any strikes, lockouts or other industrial or labor disputes other than as it shall determine to be in its best interests or to receive or deliver any Product at any facility other than the Tank.
(b)    If the Force Majeure Party advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period will continue for more than 12 consecutive months, then at any time after the delivery of such Force Majeure Notice, either Party may deliver to the other Party a notice of termination (a “Termination Notice”), which Termination Notice will become effective not earlier than 12 months after the delivery of the Termination Notice; provided, however, that such Termination Notice will be deemed cancelled and of no effect if the Force Majeure Period ends before the Termination Notice becomes effective, and, upon the cancellation of any Termination Notice, the Parties’ respective obligations hereunder will resume as soon as reasonably practicable thereafter.
Article 8.
Assignments

8.1    Assignment by Manager. Except as set forth in this Section 9.1, Manager shall not assign its rights or obligations hereunder without Owner’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (a) Manager may assign this Agreement without Owner’s consent in connection with a sale by Manager of all or substantially all of the Refinery, including by merger, equity sale, asset sale or otherwise, so long as the transferee: (i) agrees to assume all of Manager’s obligations under this Agreement; and (ii) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by Manager in its reasonable judgment; and (b) Manager may make a collateral assignment of this Agreement solely to secure financing for itself or any of its Affiliates.
8.2    Assignment by Owner. Owner shall not assign its rights or obligations under this Agreement without the prior written consent of Manager.
8.3    Terms of Assignment. Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
Article 9.
Term and Termination
9.1    Term. The term of this Agreement will commence on the date hereof and, unless sooner terminated as provided below, will continue in effect until one year following the date of Final Completion.
9.2    Termination by Owner. Owner may terminate this Agreement for cause by giving at least two weeks’ prior written notice to Manager. For purposes of the preceding sentence, Owner will be deemed to have terminated this Agreement for cause if it does so by reason of a material breach by Manager of its obligations hereunder that is not remedied by Manager within 30 days after receipt of notice from Owner describing such material breach in reasonable detail and the steps required to cure such breach, or if such material breach is not curable within such 30 day period, Manager has not commenced remedial action to cure such material breach within such 30 day period. Such termination will be effective in the manner specified in such notice and will be without prejudice to any claims that Owner may have against Manager or that Manager may have against Owner hereunder.
9.3    Termination by Manager. Manager may immediately terminate this Agreement by giving written notice to Owner upon the failure by Owner to pay any amounts due to Manager hereunder within 30 days of the date on which such payment was due.
9.4    Amounts Payable. Upon any termination of this Agreement under Sections 9.2 or 9.3, Owner shall promptly reimburse Manager for all fees and other amounts payable by Owner under Section 5.1 for which Manager is entitled to be paid but which may not have been previously paid and for all expenditures reasonably incurred by Manager in bringing the Services to an orderly conclusion.

Article 10.
Notices
10.1    Addresses for Notice. All notices, requests, demands, and other communications hereunder (unless otherwise set forth in the Operating Procedures) will be in writing and will be deemed to have been duly given: (i) if by transmission by hand delivery, when delivered; (ii) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (iii) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (iv) by e-mail one (1) Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:
(a)    If to Customer, to:
Chalmette Refining, L.L.C.
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn: Erik Young
Telecopy No: (973) 455-7562
Email: erik.young@pbfenergy.com
with a copy, which shall not constitute notice, to:
PBF Energy Company LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn: Trecia Canty
Telecopy No: 973-971-3654
Email: trecia.canty@pbfenergy.com
(b)    If to Operator, to:
PBFX Operating Company LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn: Jim Fedena
Email: jim.fedena@pbfenergy.com
with a copy, which shall not constitute notice, to:
PBF Logistics LP
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn: Trecia Canty
Telecopy No: 973-971-3654
Email: trecia.canty@pbfenergy.com

or to such other address or to such other Person as either Party will have last designated by notice to the other Party.
10.2    Effectiveness. Notices will be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) if sent by telecopy or electronic mail, upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices sent by telecopy or electronic mail transmission must be confirmed promptly after transmission by written certified mail or overnight delivery.
10.3    Changes. Either Party may change the person, address, telecopy number, or e-mail address to which notice to it shall be given by giving the other Party written notice of such change in accordance with this Article 10.
Article 11.
Other Provisions
11.1    Governing Law. This Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Subject to Section 11.3, the Parties agree to the exclusive venue of the federal or state courts located in the State of Delaware for the adjudication of all disputes arising out of this Agreement.
11.2    EXCLUSIVENESS OF REMEDIES. WHEREVER A REMEDY IS SET FORTH IN THIS AGREEMENT, SUCH REMEDY SHALL BE EXCLUSIVE AND THE LIABILITY OF THE APPLICABLE PARTY SHALL BE LIMITED AS SET FORTH THEREIN, WHETHER SUCH LIABILITY ARISES IN CONTRACT OR TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE.
11.3    Arbitration. Any and all Arbitrable Disputes (except to the extent injunctive relief is sought) shall be resolved through the use of binding arbitration using, in the case of an Arbitrable Dispute involving a dispute of an amount equal to or greater than $1,000,000 or non-monetary relief, three arbitrators, and in the case of an Arbitrable Dispute involving a dispute of an amount less than $1,000,000, one arbitrator, in each case in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 11.3 and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 11.3 will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. Respondent shall respond to Claimant within 30 days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within 30 days after the second arbitrator has been appointed, and, in the event of an Arbitrable Dispute involving a dispute of an amount less than $1,000,000, such third arbitrator shall act as the sole arbitrator, and the sole role of the first two arbitrators shall be to appoint such third arbitrator. Claimant will pay the compensation and expenses of the arbitrator named by or for it, and Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (a) be neutral parties who have never been officers, directors or employees of Operator, Customer, or any of their Affiliates and (b) have not less than seven years’ experience in the energy industry. The hearing will be conducted in the State of Delaware or the Wilmington, Delaware Metropolitan area and commence within 30 days after the selection of the third arbitrator. Customer, Operator and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award Special Damages. Notwithstanding anything herein the contrary, Customer may not dispute any amounts with respect to an invoice delivered in accordance with Section 5.2 that Customer has not objected to within 120 days of receipt thereof. No default shall occur hereunder if the subject matter underlying such potential default is the subject matter of any dispute that is pending resolution or arbitration under this Section 11.3 until such time that such dispute is resolved in accordance with this Section 11.3.
11.4    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.
11.5    Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.
11.7    Modification; Waiver. This Agreement may be amended or modified only by a written instrument executed by the Parties. The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.
11.8    No Partnership. The Parties shall not be deemed to be partners or joint venturers by virtue of this Agreement or any discussions or actions related to the Project.

11.9    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
11.10    No Third Party Beneficiaries. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party, a successor or permitted assignee of a Party, a Manager Party or an Owner Party.
11.11    Time is of the Essence. This Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Agreement.
11.12    Further Assurances. This In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
11.13    Survival. This All audit rights, payment, confidentiality and indemnification obligations under this Agreement shall survive the expiration or termination of this Agreement in accordance with their terms.
11.14    WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
CHALMETTE REFINING, L.L.C.

By: /s/ Trecia Canty
Name: Trecia Canty
Title: Senior Vice President, General Counsel
and Secretary

PBFX OPERATING COMPANY LLC

By: /s/ James Fedena
Name: James Fedena
Title: Senior Vice President, Logistics

Signature Page to Project Management Agreement

LIST OF EXHIBITS
Exhibits.
Exhibit A - Basic Design Package
Exhibit B - Project Schedule
Exhibit C - Tank

EXHIBIT A
BASIC DESIGN PACKAGE
“New Crude Tank (Tk311) Project Scope”

•	300ft diameter by 50ft tall, API 650 compliant, external floating roof storage tank for sour crude (450,000 BBL working capacity)

•	Dike modifications around TK309/310 and new dikes around the new tank (Tk 311) and demolition of some existing dikes

•	Extend the existing 16” crude offload line approximately 300 feet with a 24” line to the new crude tank

•	1800 feet of new 24” crude offloading line from Paris road to operate in parallel with the existing 16” line to increase ship offloading rate.

•	One 7400 BPH crude transfer pump and piping sized to fill a crude storage tank in <24 hours

•	Firewater and foam piping:
o New firewater loop around the new tank connected to existing network
o New firewater piping materials of construction will be carbon steel above grade and HDPE below grade
o An AFFF foam system, foam chambers and piping to the tank will be installed for seal fires
o New river water header, piping from river to vicinity of TK310/311 area

•	The project electrical loads include the new transfer pump, three mixers, MOVs, and associated instrumentation and lighting loads

•
This project will add a new circuit breaker to an existing 4160V switchgear lineup, a new 4160V - 480V transformer, a small 480V - 120V transformer, a new Switch rack, and separate 120V panel boards for instrumentation and lighting

Exhibit A - 1

EXHIBIT B
PROJECT SCHEDULE
The current version of the Project Schedule is attached behind this page.

Exhibit B - 1

EXHIBIT C
TANK

Exhibit C - 1